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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 15

     Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to
           File Reports Under Sections 13 and 15(d) of the Securities
                              Exchange Act of 1934


                         Commission File Number 0-25376


                              Tylan General, Inc.
             (Exact name of registrant as specified in its charter)


              15330 Avenue of Science, San Diego, California 92128
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                         Common Stock, $.001 Par Value
            (Title of each class of securities covered by this Form)


                                      None
  (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)


         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)       [X]       Rule 12h-3(b)(1)(ii)      [ ]
         Rule 12g-4(a)(1)(ii)      [ ]       Rule 12h-3(b)(2)(i)       [ ]
         Rule 12g-4(a)(2)(i)       [ ]       Rule 12h-3(b)(2)(ii)      [ ]
         Rule 12g-4(a)(2)(ii)      [ ]       Rule 15d-6                [ ]
         Rule 12h-3(b)(1)(i)       [X]

         Approximate number of holders of record as of the certification or notice date: 110

         Pursuant to the requirements of the Securities Exchange Act of 1934 Tylan General, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE: January 27, 1997                  BY: /s/ Don E. Whitson
                                           -------------------
                                                Don E. Whitson
                                                Chief Administrative Officer